Exhibit 10.1

Execution Version

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT, dated as of February 12, 2021 (this “Agreement”), is made and entered into by and between STONEBRIAR COMMERCIAL FINANCE LLC, a Delaware limited liability company (“Lessor”), with its principal office at 5601 Granite Parkway, Suite 1350, Plano, Texas 75024, and Calumet Shreveport Refining, LLC, a Delaware limited liability company (“Lessee”), with its principal office at 3333 Midway Avenue, Shreveport, LA 71109. The parties may, now or in the future, enter into one or more equipment schedules (each, a “Schedule”) which refer to and incorporate by reference this Agreement. Each Schedule shall constitute a lease (each, a “Lease”) for the Property (defined below) specified therein. Additional details pertaining to each Lease are specified in the applicable Schedule. Lessor has no obligation to enter into any additional Leases with, or extend any future financing to, Lessee.

RECITALS:

WHEREAS, on the date hereof, Lessee has sold to Lessor the property described in each Schedule attached hereto (the “Property”) pursuant to a bill of sale;

NOW THEREFORE, for good and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby expressly acknowledged, Lessor and Lessee hereby agree as follows:

1. LEASE, DELIVERY AND ACCEPTANCE. Subject to and upon all of the terms and conditions of this Agreement and each Schedule, Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor, the Property for the Term (as defined in Section 2 below) set forth in such Schedule. Lessor hereby appoints Lessee as Lessor’s agent for the sole and limited purpose of accepting delivery of the Property from each vendor thereof, if applicable. Upon delivery, Lessee shall inspect and, to the extent the Property conforms to the condition required by the applicable sales contract, accept the Property. Lessee will evidence its acceptance of the Property by acknowledging such acceptance in the applicable Schedule or, upon Lessor’s request, by executing and delivering to Lessor a Delivery and Acceptance Certificate (in the form provided by Lessor). Lessee shall pay any and all shipping, delivery and installation charges. Lessor shall not be liable to Lessee for any delay in, or failure of, delivery of the Property.

2. TERM. Each Lease shall be effective and the term of each Lease (“Term”) shall commence on the date of Lessor’s acceptance of the applicable Schedule executed by Lessee (the “Lease Commencement Date”) and, unless sooner terminated or extended, such Lease shall expire on the Term Expiration Date specified in the applicable Schedule; provided, however, that obligations due to be performed by Lessee during the Term shall continue until they have been performed in full. If any Term is extended, the word, “Term” shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply during any extended terms, except as otherwise expressly provided in writing.

3. RENT. Lessee shall pay rent (“Rent”) to Lessor for use of the Property during the Term in the amount set forth in and due as stated in the applicable Schedule. The term “Rent” shall include all payments due under a Lease including, but not limited to rental payments, adjustments to rent, if any, security deposits and interim rents. Timeliness of Lessee’s payment and its other performance under any Lease is of the essence. If any Rent or other amount payable by Lessee hereunder is not paid within three (3) business days after its due date, Lessee agrees to pay, for each late payment of Rent after the first occurrence of a late payment during the Term of a Lease, on demand a late charge in the amount equal to five percent (5%) of any such unpaid amount (the “Late Charge”); provided, however, that such late charge shall not constitute interest and, in no event, shall the amount collected exceed the maximum amount permitted by applicable law. All payments provided for herein shall be payable to Lessor in United States Dollars by wire transfer or at Lessor’s address specified in the applicable Schedule in immediately available funds, or at any other place designated by Lessor. For the avoidance of doubt, Lessee acknowledges that the Overdue Rate shall accrue on each late payment of Rent until such late payment is paid in full regardless of whether or not the foregoing late charge would apply. Payments of Rent shall be applied first to the most overdue related Late Charge (if any) and unpaid Rent payment.

4. LEASE NOT CANCELABLE; Lessee’s OBLIGATIONS ABSOLUTE. This Agreement may not be canceled or terminated, nor may the obligations hereunder or under any Lease be prepaid, canceled or terminated, except as expressly provided herein or in the respective Schedule or other written rider or amendment to the Lease, executed by both Lessor and Lessee. Lessee’s obligation to pay all Rent due or to become due hereunder shall be absolute and unconditional and shall not be subject to any delay, reduction, set-off, defense, counterclaim, abatement or recoupment for any reason whatsoever, including any rights or claims Lessee may have against any person or entity, including, but not limited to, the manufacturer, vendor, or supplier of the Property related to any defects, malfunctions, breakdowns or infirmities in the Property or any representations by the manufacturer, supplier or vendor thereof or any accident, condemnation or unforeseen circumstances. If the Property is unsatisfactory for any reason, Lessee shall make any claim solely against the manufacturer, supplier or vendor thereof and shall, nevertheless, pay Lessor all Rent payable hereunder.

5. SELECTION AND USE OF EQUIPMENT. Lessee agrees that it shall be responsible for the selection, use of, and results obtained from, the Property and any other associated assets or services. Lessee agrees that the Property will be operated solely in the continental United States unless the applicable Schedule provides otherwise and by competent, qualified personnel in connection with Lessee’s business for the purpose for which the Property was designed and in accordance with applicable operating instructions, insurance policies, laws and government regulations except for such variances therefrom as would not reasonably be expected to have a “Material Adverse Effect” (as hereinafter defined) on Lessee, Guarantor and its subsidiaries (taken as a whole), or the Property. Lessee shall not discontinue use of the Property for more than one hundred eighty (180) days, except for such discontinuance of use of any particular Property (a) as would not have a Material Adverse Effect on Lessee, Guarantor and its subsidiaries (taken as a whole), or the Property (taken as a whole), or (b) results from (i) a plant turnaround, or (ii) (A) a casualty event that is not a casualty event with respect to the Property, that occurs in a part of the facility in which the Property is located, or (B) a crude oil or input supply, pandemic related, or other business interruption caused by an external event outside the control of Lessee, and which in the case of (A) or (B) impacts for the duration of any such event the product lines for which the Property is used, resulting in idling of such Property; provided that, the foregoing exceptions shall not be construed so as to permit Lessee to utilize other equipment or property not constituting Property in lieu of the idled Property. Lessee shall procure and maintain in effect all orders, licenses, certificates, permits, approvals and consents required by federal, state or local laws or by any governmental body, agency or authority in connection with the delivery, installation, possession, use, maintenance and operation of the Property except where the failure to procure or maintain any of the foregoing would not have a Material Adverse Effect on Lessee, the Guarantor and its subsidiaries (taken as a whole), or the Property. Lessee shall not move any Property from the location specified for it in the applicable Schedule, provided, however, Lessee may move Property to another location within the United States provided that Lessee has delivered to Lessor (i) prior written notice thereof and (ii) duly executed agreements and instruments (all in form and substance satisfactory to Lessor) necessary or, in the opinion of Lessor, desirable to protect Lessor’s interest in such Property. Notwithstanding anything to the contrary in the immediately preceding sentence, Lessee may keep any Property consisting of motor vehicles or rolling stock at any location in the continental United States.

Lessee and Lessor agree that each Lease is a “finance lease” as defined by Section 2A-103(g) of the Uniform Commercial Code as in effect in the State of New York (the “UCC”). Lessee acknowledges: (i) that Lessee is or has selected the “Supplier” as defined in Article 2A of the UCC and (ii) that Lessee was informed, before Lessee’s execution of this Lease and is hereby informed in writing that Lessee is entitled under Article 2A of the UCC to the promises and warranties, including those of any third party, provided to Lessor by the Supplier in connection with or as part of the Property purchase, and that Lessee may communicate with the Supplier and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations on remedies relating thereto. Lessee acknowledges and agrees that neither the manufacturer or supplier, nor any salesman, representative or other agent of the manufacturer or supplier, is an agent of Lessor. No salesman, representative or agent of the manufacturer or supplier is authorized to waive or alter any term or condition of this Agreement or any Schedule and no representation as to the Property or any other matter by the manufacturer or supplier shall in any way affect Lessee’s duty to pay Rent and perform its other obligations as set forth in this Agreement or any Schedule.

For purposes hereof, “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent (as defined in the applicable Schedule) and its subsidiaries taken as a whole; (b) a material impairment of the ability of Parent or Lessee, as applicable, to perform its respective obligations under this Agreement, the Lease or the Guaranty; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Lessee or Parent of this Agreement or the Guaranty, or (d) a material adverse effect upon the condition or value of the Property taken as a whole.

6. DISCLAIMER OF WARRANTIES. Lessee acknowledges and agrees that (i) the Property is of a size, design and capacity selected by Lessee, (ii) Lessor is neither a manufacturer nor a vendor of such Property and Lessor did not select the Property, (iii) LESSOR LEASES AND LESSEE TAKES THE PROPERTY AND EACH PART THEREOF “AS-IS” AND THAT LESSOR MAKES NO REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION, QUALITY, DURABILITY, VALUE, DESIGN, OPERATION, SUITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IN ANY RESPECT WHATSOEVER OR AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO THE ABSENCE OF ANY INFRINGEMENT OR ANY PATENT, TRADEMARK OR COPYRIGHT, OR AS TO ANY OBLIGATION BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED WITH RESPECT THERETO, AND HEREBY DISCLAIMS ANY SUCH WARRANTY. LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE A CLAIM AGAINST LESSOR FOR BREACH OF ANY WARRANTY WHATSOEVER. IN NO EVENT SHALL LESSOR HAVE ANY OBLIGATION OR LIABILITY FOR, NOR SHALL LESSEE HAVE ANY REMEDY AGAINST LESSOR FOR ANY ACTUAL, INCIDENTAL, SPECIAL, CONSEQUENTIAL DAMAGES OR OTHER CLAIM, LOSS, DAMAGE OR EXPENSE CAUSED DIRECTLY OR INDIRECTLY BY THE PROPERTY OR ANY DEFICIENCY OR DEFECT THEREOF OR THE INSTALLATION, OPERATION, MAINTENANCE OR REPAIR THEREOF OR THERETO. Lessee may have rights under the contract evidencing Lessor’s purchase of any of the Property from the contractor, manufacturer or vendor. Lessee is advised to contact such contractor, manufacturer or vendor of the Property for a description of any such rights. Lessor hereby assigns to Lessee during the term of any Lease, so long as no Event of Default has occurred hereunder and is continuing, for the sole purpose of prosecuting a claim, the benefits of any and all warranties, if any, expressed or implied with respect to the Property, running from the contractor, manufacturer or the vendor of the Property to Lessor or its assigns, to the extent assignable. Lessee, by its execution of each Schedule, acknowledges that it has received a copy of the contractor’s or manufacturer’s warranties for the applicable Property. Lessee’s sole remedy for the breach of any such contractor’s or manufacturer’s warranty shall be against the contractor or manufacturer of the Property, and not against Lessor or its assigns. Lessee expressly acknowledges that Lessor makes, and has made, no representations or warranties whatsoever as to the existence or the availability of such warranties of the manufacturer of the Property.

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7. OWNERSHIP; MARKING; FINANCING STATEMENTS; NO LIENS. The Property is and shall be the sole property of Lessor and, except as set forth in the applicable Schedule, the parties agree that the Property shall at all times remain personal property and not a fixture and that Lessor’s title thereto shall not be impaired, notwithstanding the manner in which it may be affixed to any real property. Lessee shall affix to the Property any labels supplied by Lessor indicating ownership of such Property and shall promptly replace any such markings or identification which are removed, defaced or destroyed. Lessee shall obtain and record such instruments and take such steps as may be necessary to prevent any person or entity from acquiring any rights in the Property by reason of the Property being claimed or deemed to be real property.

It is the express intention of the parties hereto that (i) each Lease constitutes a true “lease” as such term is defined in Article 2A of the UCC and not a sale or retention of security interest; and (ii) title to the Property shall at all times remain in Lessor, and Lessee shall acquire no ownership, property, rights, equity or interest other than a leasehold interest, solely as Lessee subject to the terms and conditions of the respective Lease, including Lessee’s right to purchase the Property thereunder. If, notwithstanding the express intent of the parties, a court of competent jurisdiction determines that any Schedule is not a true lease, but rather is a sale and extension of credit, a lease intended for security, a loan secured by the Property specified in such Schedule, or other similar arrangement, the parties agree that in such event: (A) in order to secure the prompt payment and performance as and when due of all of Lessee’s obligations (both now existing and hereafter arising) under each such Schedule, Lessee shall be deemed to have granted and it hereby grants to Lessor, a first priority security interest in the following (whether now existing or hereafter created): the Property described in such Schedule and all cash and non-cash proceeds, including the proceeds of all insurance policies (regardless of whether the Property is characterized under the UCC as Lessee’s “equipment” or “inventory”) and the security deposit, if any; and (B) Lessee agrees that with respect to the Property and security deposit, in addition to all of the other rights and remedies available to Lessor hereunder upon the occurrence of an Event of Default, Lessor shall have all of the rights and remedies of a first priority secured party under the UCC. Lessee may not dispose of any of the Property except to the extent expressly provided herein, notwithstanding the fact that proceeds constitute a part of the Property.

Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Property described in any and all Schedules now and hereafter executed pursuant hereto and adding any other collateral described therein and containing any other information required by the applicable Uniform Commercial Code. Lessee shall execute and deliver to Lessor for filing any similar documents Lessor may request, including any applicable fixture filings Lessor may deem appropriate in light of the nature of the Property.

Upon request by Lessor, Lessee shall obtain and deliver to Lessor valid and effective waivers, in recordable form, by the owners, landlords and mortgagees of the real property upon which the Property is located or certificates of Lessee that it is the owner of such real property. Furthermore, Lessee agrees to maintain the Property free from all claims, liens, attachments, rights of others or encumbrances of any nature or kind whatsoever, including legal processes (“Liens”) of creditors of Lessee or any other persons or entities, other than (i) Liens for fees, taxes, levies, duties or other governmental charges of any kind, Liens of mechanics, materialmen, laborers, employees, suppliers, taxing authorities and similar Liens not yet overdue for a period of more than thirty (30) days or that are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; provided, however, that such proceedings do not involve any substantial risk (as determined in Lessor’s sole discretion) of the sale, forfeiture or loss of the Property or any interest therein), (ii) Liens securing purchase money indebtedness incurred to finance the improvement or replacement of Severable Improvements, provided that (1) the amount of such indebtedness when incurred shall not exceed the purchase price of such improvement and (2) such Lien shall not encumber Property other than the Severable Improvement and insurance proceeds thereof, (iii) easements, rights-of-way, restrictions (including zoning limitations) and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the use of the Property in the ordinary course of business or Lessor’s access to and repossession of the Property upon termination or expiration of any Lease, and (iv) with respect to the real property on which the Property is located, or with respect to sublease of any storage tanks, any Liens expressly set forth as permitted Liens in the applicable Schedule. Lessee will defend, at its own expense, Lessor’s title to the Property from such claims, Liens or legal processes. Lessee shall also notify Lessor promptly upon receipt of written notice of any Lien on the Property.

In the event Lessee receives or otherwise comes into possession of any manufacturer's statement of origin, any certificate of title or any other document evidencing ownership issued with respect to any Property, Lessee will promptly (but in no event later than three (3) business days) after its receipt thereof deliver the same directly to Lessor, in each case with any necessary endorsements in favor of Lessor.

Notwithstanding the terms of this Agreement, the following constitute permitted dispositions (that are not prohibited hereby) of the Property: (i) any disposition that might be deemed to occur as a result of the damage to or theft, loss or destruction of all or any part of the Property; provided, however, that Lessee has fully performed its obligations set forth in Section 8, Section 10 and any applicable obligations set forth in the Lease with respect to Stipulated Loss Values, (ii) any disposition arising from maintenance of the Property, so long as the parts of the Property that are replaced pursuant to such maintenance continue to constitute a part of the Property, (iii) any subassemblies or subparts of the Property that are sent out for repair and promptly returned for reassembly with the Property shall not be deemed to have been disposed of, and (iv) the sublease of the storage tanks constituting a part of the Property in connection with the performance of the Supply and Offtake Agreement as provided herein or in the Multiparty Agreement.

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8. MAINTENANCE OF EQUIPMENT. Lessee, at its sole cost and expense, shall maintain, service and repair the Property: (i) in accordance and consistent with (A) the manufacturer’s or supplier’s recommendations and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the manufacturer, supplier or service provider, (B) the requirements of all applicable insurance policies, (C) the purchase agreement or supply contract, if any, so as to preserve all of Lessee’s and Lessor’s rights thereunder, including all rights to any warranties, indemnities or other rights or remedies, (D) all applicable laws, except where the failure to do so would not have a Material Adverse Effect on the Lessee or the Property, and (E) the prudent practice of other similar companies in the same business as Lessee, but in any event, to no lesser standard than that employed by Lessee for comparable property owned or leased by it; and (ii) without limiting the foregoing, so as to cause the Property to be in good repair, condition and working order in full compliance with the terms hereof. All replacement parts shall be free and clear of all liens, encumbrances or rights of others and have a value, utility and remaining useful life at least equal to the parts replaced. Title to all such parts, improvements and additions to the Property immediately shall vest in Lessor, without cost or expense to Lessor or any further action by any other person or entity, and such parts, improvements and additions shall be deemed incorporated in the Property and subject to the terms of the Lease as if originally leased hereunder. Lessee shall make the Property and its maintenance records available for inspection by Lessor at reasonable times and upon reasonable advance written notice; provided, however, that inspection is a visual act only, and inspection does not include construction, deconstruction, cutting, welding or other physical alteration of the Property.

9. ALTERATION; MODIFICATIONS; PARTS. Lessee may not materially alter or modify the Property without the prior written consent of Lessor, such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that Lessee shall have the right at any time and from time to time during the Term to make improvements to the Property, or any portion thereof, in connection with the requirements of Lessee’s business (each, an “Improvement”), without the prior consent of Lessor, so long as such Improvement (i) does not diminish the then fair market value or the utility of the Property and (ii) is performed in a good and workmanlike manner. At least once per calendar quarter or upon written request by Lessor, to the extent any Improvement during the preceding three months involved an item of the Property identified by a serial number in the relevant Schedule, Lessee will notify Lessor of such Improvement and, if applicable, will provide the new serial number for such item of the Property. Any Improvement, other than a Severable Improvement shall be a part of the Property, subject to this Agreement, and shall revert to Lessor at the expiration or earlier termination of this Agreement, with no obligation on the part of Lessor to reimburse Lessee or any other person or entity for it. Any part installed in connection with warranty or maintenance service or which cannot be removed in accordance with the preceding sentence shall be the property of Lessor, with no obligation on the part of Lessor to reimburse Lessee or any other person or entity for it.

10. LOSS OR DAMAGE; STIPULATED LOSS VALUE. Until the Property is returned to and received by Lessor as provided in Section 14 hereof, Lessee shall bear the entire risk of loss or destruction or damage to the Property (“Casualty Loss”). No Casualty Loss shall relieve Lessee from its obligations to pay Rent except as expressly provided in this section. When any Casualty Loss occurs, Lessee shall notify Lessor as promptly as possible under the circumstances and, at the option of Lessee and at Lessee’s sole cost and expense, promptly place such Property in good repair and working order in the condition required by this Agreement. If an item of Property is subject to a Total Loss (as hereinafter defined) as opposed to damage that may be repaired and is economically reasonable to repair, Lessee shall have the option, as hereinafter provided, either to replace each such item of Property with similar new or used Property, and upon any replacement, the Lessor shall be deemed to relinquish title to such Property and to receive title to the replacement Property (the “Replacement Property”), or to pay Stipulated Loss Value and make related payments, as hereinafter provided. The Replacement Property shall have at least the value, expected residual value, function and remaining useful life, as such Property that suffered the Casualty Loss, assuming that such Property had been maintained in accordance with the maintenance provisions of the applicable Lease and it shall not result in such Property becoming “limited use property” within the meaning of Rev. Proc. 2001-28, 2001-19 C.B. 1156 or Rev. Proc. 2001-29, 2001-19 C.B. 1160 (or any successors thereto). Provided that no Event of Default has occurred and is continuing, upon receipt of evidence reasonably satisfactory to Lessor of work performed or to be performed, the order of replacement goods, progress payments due for work in progress (or for work to be completed in phases), documented deposit requirements for work to be performed (including deposits required in advance of the commencement of work or the fabrication of replacement goods), images of completed work, or other similar evidence from Lessee or the vendor providing the repairs, Lessor will apply any net insurance proceeds received by Lessor on account of such loss to the cost of repairs or replacement and release such amount (if in Lessor’s custody) for payment to the vendor providing the repair or replacement for the Property or, if Lessee so requests, disburse to Lessee the applicable amount for payment by Lessee to such vendor. Upon the occurrence of the loss, disappearance, theft, damage or destruction of any item of the Property, or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of any item of the Property or the imposition of any Lien thereon by any governmental authority (any of the foregoing occurrences being herein referred to as a “Total Loss”), Lessee shall have the option (evidenced by written notice from Lessee to Lessor within forty-five (45) days after the Total Loss) either (i) on the next date for the payment of Rent, pay to Lessor the Rent due on that date plus the Stipulated Loss Value (set forth in applicable Schedule) of the item or items of the Property with respect to which the Total Loss has occurred and any other sums due hereunder with respect to that Property (less any insurance proceeds or condemnation award actually paid and received by Lessor), and if such insurance proceeds exceed the Stipulated Loss Value, then such excess shall be paid to Lessee, or (ii) to replace such item or items of Property, such replacement to be effected as promptly as practicable (and Lessee shall continue to pay rent while awaiting any such replacement Property from the vendor thereof, while Lessor shall hold any insurance proceeds with respect to Property that is a Total Loss as collateral for Lessee’s obligations hereunder, pending the use of such insurance proceeds for the replacement cost of such Property in accordance with the terms hereof). Upon Lessee’s election to make and the making of such payment, the Lease and the obligation to make future rental payments shall terminate solely with respect to the Property or items thereof so paid for and (to the extent applicable) Lessee shall become entitled thereto “AS IS WHERE IS” without warranty, express or implied, with respect to any matter whatsoever, except for the absence of any Liens of Lessor. Stipulated Loss Value shall be determined as of the next date on which a payment of Rent is or would be due after a Total Loss, after payment of any Rent due on such date, and the applicable Stipulated Loss Value shall be that which is set forth with respect to such Rent payment date. If Lessee fails to perform its obligations under this Section 10, Lessor shall have the right to substitute performance, in which case, Lessee shall immediately upon demand, reimburse Lessor therefor.

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11. INSURANCE. Lessee shall obtain and maintain at all times (including, without limitation, any period of storage) on the Property, at its own expense, all risk physical damage insurance and comprehensive general and/or automobile (as appropriate) liability insurance (covering bodily injury and property damage exposure including, without limitation, contractual liability and products liability) in such amounts, against such risks, in such form and with such insurers as is customary for similarly situated operators of assets such as the Property; provided, however, that the amount of all-risk physical damage insurance shall not be less than the greater of (i) the replacement value of the Property; or (ii) the Stipulated Loss Value of the Property specified in the applicable Schedule. Each physical damage insurance policy will name Lessor (together with its successors and assigns) as loss payee. Each liability insurance policy shall provide coverage (including contractual, cross-liability and personal injury coverage) of not less than $50,000,000 or the amount required by law, whichever is greater for each occurrence, name Lessor (together with its affiliates and each of its and their successors and assigns) as an additional insured, and be primary as respects of any other insurance. Each insurance policy shall provide, by endorsement or otherwise that the interests of Lessor shall not be invalidated by any action or inaction of Lessee, guarantor or any other person or entity, and shall insure Lessor regardless of any breach or violation by Lessee or any other person or entity, of any warranties, declarations or conditions of such policies. All policies shall contain a clause requiring the insurer to give Lessor at least fifteen (15) days prior written notice of any material change in the terms or cancellation of the policy and shall include a waiver of subrogation as respects Lessor’s insurance policies. Lessee shall be liable for all deductible portions of all required insurance. Lessee shall furnish a certificate of insurance providing confirmation of these insurance policies and, at Lessor’s request, Lessee shall provide a copy of each insurance policy (with endorsements); provided, however, Lessor shall have no duty to ascertain the existence of or to examine the insurance policies to advise Lessee if the insurance coverage does not comply with the requirements of this Section. If Lessee fails to insure the Property as required, Lessor shall have the right but not the obligation to obtain such insurance, and the cost of the insurance shall be for the account of Lessee due as part of the next due Rent. Lessee consents to Lessor’s release, upon its failure to obtain appropriate insurance coverage, of any and all information necessary to obtain insurance with respect to the Property or Lessor’s interest therein. Lessee hereby appoints Lessor as Lessee’s attorney-in-fact (i) for so long as an Event of Default has occurred and is continuing and (ii) regardless of whether an Event of Default is then continuing, if the insurer of any Casualty Loss fails to comply with any loss payee clause, in each case (i) and (ii), Lessor shall have the authority, in the name and on behalf of Lessee, to make claim for, receive payment of, and execute and endorse all documents, checks or drafts issued with respect to any Casualty Loss under any insurance policy relating to the Property.

12. TAXES. Lessee will pay all personal property taxes, fees, levies, imposts, duties, withholdings and governmental charges on the Property, including all sales, use, excise, goods and services, and other taxes and fees. Lessee shall, to the extent permitted by law, cause all billings of such taxes, fees, levies, imposts, duties, withholdings and governmental charges to be made to Lessee. Lessee shall indemnify and hold Lessor harmless from, all charges, fees, assessments and sales, use, excise and other taxes (including, without limitation, income, franchise, business and occupation, gross receipts, sales, use, licensing, registration, titling, commercial activity, personal property, stamp and interest equalization taxes, levies, imposts, duties, charges or withholdings of any nature), and any fines, penalties or interest thereon, imposed or levied by any governmental body, agency or tax authority upon or in connection with the Property, its purchase, ownership, delivery, leasing, possession, use or relocation of the Property or otherwise in connection with the transactions contemplated by each Lease or the Rent thereunder, but excluding taxes, levies, imposts, duties, charges or withholdings of any nature (including any related interest and penalties) on or measured by, or imposed with respect to, (i) the Lessor’s net or gross income, net or gross receipts, alternative minimum taxable income, items of tax preference, branch profits, franchise, capital, conduct of business, stock value or net worth or other status of Lessor (in each case other than taxes that are (or are in the nature of) sales, use, value added, transfer, excise and personal property taxes), (ii) resulting from Lessor’s gross negligence, willful misconduct, or the material breach by Lessor of any of its representations, warranties, covenants or obligations in this Agreement or the Lease, (iii) resulting from or arising out of any failure on the part of Lessor to file any tax returns or pay any taxes owing on a timely basis or any errors or omissions on Lessor’s tax returns unless, in each case, Lessee is responsible under the Lease for filing the returns pursuant to this Agreement or the Lease, (iv) attributable to a transfer or disposition (directly or indirectly) of any interest in the Property, the Lease or any part of the foregoing or any interest in Lessor (including a deemed transfer for tax purposes) other than (A) a transfer to Lessee pursuant to the exercise of any purchase option granted to Lessee under the Lease, or (B) a transfer pursuant to Lessor’s exercise of remedies in Section 21 of this Agreement as a result of an Event of Default, (v) resulting from the leasing, ownership, use or operation of the Property after Lessee’s return of the Property in compliance with the terms of this Agreement and the applicable Lease, except as a result of an Event of Default, (vi) imposed on Lessor (including by way of withholding) as a result of the failure by Lessor (or any member of Lessor) to be a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code (the “Code”), (vii) imposed on Lessor by any jurisdiction to the extent such taxes would not have been imposed on Lessor had Lessor not engaged in activities in such jurisdiction unrelated to the transactions contemplated by this Agreement or the Lease, and (viii) imposed on any transferee, assignee or successor in interest of Lessor to the extent such taxes are in excess of the taxes that would have been imposed on Lessor had such transfer or assignment not occurred.

Lessee shall, to the extent permitted by applicable law, prepare and file all property tax reports, renditions, tax returns and information statements which are required to be made with respect to any item of Property leased hereunder. For that purpose, Lessor hereby appoints Lessee its agent and attorney-in-fact and Lessee shall be responsible for making filings and payments on behalf of Lessor where the incidence thereof falls on Lessor (but excluding, for the avoidance of doubt, federal or state income tax returns). Lessor will cooperate with Lessee by timely providing information requested by Lessee in connection with Lessee’s preparation and filing of such reports, renditions, returns or information statements. Lessor further agrees to promptly forward to Lessee any assessments, tax bills or other correspondence received in connection therewith. Upon request, Lessee will furnish to Lessor proof of payment of all taxes and other imposts described above.

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Lessee shall be entitled to contest the imposition of taxes, charges and fees (including penalties) subject to this Section 12 at Lessee’s sole cost and expense; provided that Lessee has confirmed in writing its liability for the amounts should it lose the contest, the contest does not create a material risk of sale, loss or forfeiture of the Property or otherwise create a material adverse impact on Lessor’s interest in the Property (as determined in Lessor’s sole good faith discretion), and Lessee keeps Lessor reasonably informed about the progress of the contest and provides Lessor copies of any filings or correspondence with the tax authorities about the case. Lessor shall provide to Lessee such information as Lessee may reasonably request in order to contest the applicable tax and shall otherwise cooperate with Lessee to the extent necessary to permit Lessee to conduct such contest. Lessor agrees not to settle any claim that Lessee is contesting in accordance with this Section 12 without the prior written consent of Lessee (such consent not to be unreasonably withheld, conditioned or delayed). If Lessor shall obtain a refund, credit or other tax benefit attributable to an amount paid by Lessee pursuant to this Section 12, Lessor shall promptly pay or credit to Lessee the amount of such refund, credit or tax benefit (net of all out-of-pocket expenses incurred in obtaining such refund, credit or tax benefit); provided that Lessee shall repay such amount to Lessor in the event Lessor is required to repay such refund, or is subsequently denied such credit or tax benefit, upon receipt of documentation from Lessor substantiating the loss of such refund, credit or tax benefit.

For the avoidance of doubt, Lessor acknowledges and agrees that Lessee shall be entitled to claim, for federal and state tax purposes, all tax attributes and benefits, including depreciation deductions, attributable to any Improvements, including without limitation all Severable Improvements.

13. PURCHASE & RENEWAL OPTIONS. So long as no Event of Default constituting a rent payment default shall have occurred and be continuing, Lessee may:

(a)	upon written notice to Lessor received at least one hundred eighty (180) days prior to the Term Expiration Date for the applicable Lease, purchase all, but not less than all, of the Property covered by the applicable Lease on such Term Expiration Date. The purchase price for such Property (the “Purchase Price”), shall be its fair market value on an “in-place, in-use” basis, as mutually agreed by Lessor and Lessee, or, if they cannot agree after exchanging written statements of the estimated fair market value, then as determined in the following manner:

(i) Lessor shall pick an appraiser of recognized regional standing and notify Lessee in writing of Lessor’s selection,

(ii) within ten (10) days after Lessee receives Lessor’s notice of the identity of the appraiser selected by Lessor, Lessee shall notify Lessor in writing of Lessee’s selection of an appraiser of recognized regional standing,

(iii) the two appraisers shall, within thirty (30) days after the appointment of Lessee’s appraiser nominee, meet and attempt to agree upon such fair market value, but if they are unable to agree, then the two appraisers shall together select a third appraiser of recognized regional or national standing, and shall notify in writing Lessor and Lessee of their selected appraiser,

(iv) such appraiser selected by the appraiser nominees of Lessor and Lessee shall be directed to complete its appraisal within thirty (30) days of its appointment pursuant to the foregoing and such third appraiser’s completed appraisal shall be the appraisal of the Property, and

(v) all costs arising from the foregoing shall be borne by Lessee.

If Lessee has elected to exercise its purchase option, then on the Term Expiration Date for any Property, Lessee shall pay to Lessor the Purchase Price, together with all sales and other similar taxes applicable to the transfer of the Property and any other amount payable and arising hereunder, in immediately available funds, whereupon Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to such Property on an “as is, where is” basis, except Lessor will warrant that the Property is free and clear of any liens created by Lessor or any party on Lessor’s behalf; or

(b)	upon written notice to Lessor received at least one hundred eighty (180) days prior to the Term Expiration Date for the applicable Lease, extend the Term of the applicable Lease for all, but not less than all, of the Property covered by such Lease for an additional period of not less than 24 months, during which the monthly Rental Payment Amount (as such term is used in the applicable Schedule) will remain the same Rental Payment Amount as initially set forth in the applicable Schedule. At the end of any extension of the initial Term, Lessee may (i) purchase from Lessor all, but not less than all, of the Property on an “as is, where is, with all faults” basis and otherwise as described in paragraph (a) above, (ii) elect to further extend the Term on terms satisfactory to Lessor in Lessor’s sole discretion or (iii) upon written notice to Lessor received at least one hundred eighty (180) days prior to the expiration date of the extended Term (or with such longer notice period required pursuant to the applicable Lease), return all, but not less than all, of the Property covered by such Lease pursuant to the terms of Section 14 below and the terms of such Lease; or

(c)	exercise any other early buyout option as and to the extent provided expressly in a Schedule.

If none of the foregoing options are exercised by Lessee, then Section 14 shall apply.

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14. RETURN OF EQUIPMENT; HOLDOVER. Except for Property that has suffered a Total Loss and is not required to be repaired pursuant to Section 10 hereof or Property which has been purchased by Lessee pursuant to Section 13 hereof, upon expiration or termination of the Term of a Lease, or upon demand by Lessor pursuant to Section 20 below, Lessee shall contact Lessor for shipping instructions and, at Lessee’s own risk, immediately return the Property, freight, Property loading, unloading and rigging costs prepaid, to a location in the continental United States specified by Lessor. At the time of such return to Lessor, the Property shall (i) be in the operating order, repair and condition as required by Section 8 hereof and (ii) be capable of being immediately assembled and operated by a third party purchaser or third party lessee without further repair, replacement, alterations or improvements, and in accordance and compliance with any and all statutes, laws, ordinances, rules and regulations of any governmental authority or any political subdivision thereof applicable to the use and operation of the Property. Except as otherwise provided under Section 13 hereof, at least one hundred eighty (180) days (but not more than two hundred seventy (270) days) before the expiration of any Term, Lessee shall give Lessor written notice of its intent to return the Property at the end of such Term (“Return Notice”). During such one hundred eighty (180) day period, Lessor and its prospective purchasers or lessees shall have the right of access to the premises on which the Property is located to inspect the Property, and Lessee shall cooperate in all other respects with Lessor’s remarketing of the Property. The provisions of this Section 14 are of the essence of the Lease, and upon application to any court of equity having jurisdiction in the premises, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth in this Section 14. If Lessee fails to return Property pursuant to the provisions of this Section, the terms and conditions of the Lease shall remain in full force and effect and Lessee shall be obligated to pay to Lessor Rent during each month (or any part thereof) when Lessor is not in possession of the Property after the end of the Term of the Lease (the “Holdover Period”) in an amount equal to one and one-quarter (1.25) times the monthly (or other applicable increment) rental payments required during the Term of the Lease.

15. GENERAL INDEMNITY. Each Lease is a net lease. Therefore, Lessee shall indemnify Lessor and its successors and assigns and each of their agents, officers, directors, members, managers, affiliates and employees (each an “Indemnitee”) against, and hold each such Indemnitee harmless from and against any and all Claims (other than to the extent such a Claim (i) results from the gross negligence or willful misconduct of such Indemnitee, (ii) is caused by or is attributable to Lessor’s breach of its express obligations or representations under this Lease, unless such breach is caused or results from a Default, (iii) is caused by or attributable to any voluntary sale, assignment, transfer or other disposition by such Indemnitee of the Property or any interest therein that is not a replacement thereof under this Lease or is otherwise not contemplated under the Lease, unless such sale, transfer or other disposition has resulted from or occurred following an Event of Default, (iv) is a claim which is expressly to be borne by Lessor under the terms of the Lease, (v) arises as a result of a Lessor’s Lien or (vi) comprises of any amounts ordinarily payable by Lessor under or in connection with any financing or refinancing of the Property), by paying (on an after-tax basis) or otherwise discharging same, when and as such Claims shall become due, including Claims arising on account of any Lease or the Property, or any part thereof, including the ordering, acquisition, delivery, installation or rejection of the Property, the possession, maintenance, use, condition, ownership or operation of any item of Property, and by whomsoever owned, used or operated, during the term of any Lease hereunder with respect to that item of Property, the existence of latent and other defects (whether or not discoverable by Lessor or Lessee), any claim in tort for negligence or strict liability, any claim for patent, trademark or copyright infringement, any claim for the loss, damage, destruction, removal, return, surrender, sale or other disposition of the Property or any item thereof, any claim arising from breach of any environmental law, or for whatever other reason whatsoever. It is the express intention of both Lessor and Lessee that the indemnity provided for in this Section includes the agreement by Lessee to indemnify the Indemnitees from the consequences of such Indemnitees’ own simple negligence, whether that negligence is the sole or concurring cause of the Claims, and to further indemnify such Indemnitees with respect to Claims for which the Indemnitees are strictly liable. Lessor or the Indemnitee affected thereby, shall give Lessee prompt notice of any Claim hereby indemnified against and, subject to the rights of insurers under any applicable policies of insurance, Lessee shall be entitled to control the defense thereof, so long as no payment default, bankruptcy or insolvency default or Event of Default has occurred and is then continuing and such Claim does not involve the possibility of criminal sanctions on any Indemnitee. For the purposes of this Lease, the term “Claims” shall mean all claims, allegations, harms, judgments, good faith settlements entered into, suits, actions, debts, obligations, damages (whether incidental, consequential or direct), demands (for compensation, indemnification, reimbursement or otherwise), losses, penalties, fines, liabilities (including strict liability), charges that any Indemnitee has incurred or for which it is responsible, in the nature of interest, Liens (other than Lessor’s Liens), and costs (including reasonable attorneys’ fees and disbursements and any other reasonable legal or non-legal expenses of investigation or defense of any Claim, whether or not such Claim is ultimately defeated or incurred in enforcing the rights, remedies or indemnities provided for hereunder, or otherwise available at law or equity to Lessor), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, by or against any person or entity; provided, however, Lessee’s indemnity obligation under this Section 15 shall exclude (a) any Claims that arise after Lessor has taken possession of the Property after termination of the Lease and which are not related to any act or omission of Lessee, (b) Claims for taxes (it being agreed that Lessee’s indemnification obligations with respect to taxes are set forth in Sections 12 and 16), (c) Claims expressly excluded as set forth hereinabove. For avoidance of doubt, the indemnity is not limited to claims by third parties (other than ordinary and usual operating and overhead expenses). The provisions of this Section 15 with regard to matters arising during a Lease Term shall survive the expiration or termination of such Lease.

16. TAX INDEMNIFICATION. Lessee acknowledges that Lessor, in determining the Rent due under the Lease, has assumed it is entitled to certain depreciation deductions with respect to the Property Cost (as defined in the Schedule) for tax purposes that are available to an owner of property with the same depreciation classification as the Property under Section 168(b) of the Code and under applicable state tax law on the basis of a permitted recovery period, the 200 percent declining balance (or other permitted) method, using the any permitted convention and assuming salvage value is zero (the “Tax Benefits”). If as a result of any act (other than one permitted under this Agreement or the Schedule)), omission, breach of warranty or covenant or misrepresentation by Lessee (a “Lessee Action”), (i) all or any part of the Tax Benefits are lost, recaptured or deferred or (ii) Lessor is required to include in income any amount other than (A) Rent at the times such Rent is allocable in accordance with the terms of the Lease, (B) gain or other income realized by the Lessor in respect of payments of Stipulated Loss Value, (C) gain or other income realized by Lessor on a sale or other disposition of the Property if such sale shall not occur pursuant to the exercise of remedies during the continuance of an Event of Default or (D) any amount payable to Lessor on overdue payments as specified in the Lease (a “Loss”), Lessee shall pay Lessor, for each applicable Lease, as additional rent on each date that Rent would otherwise be due, an amount needed to provide Lessor with the same after-tax yield and after-tax cash flow as of such date (“Net Return”), but without duplication, as would have been realized by Lessor at such date had Lessor not incurred the Loss (“Additional Rent”). The Additional Rent shall be computed by Lessor, which shall be subject to verification if requested by Lessee pursuant to this Section 16.

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Lessor will promptly notify Lessee of any claim that may give rise to indemnity hereunder. At Lessee’s reasonable written request, Lessor shall contest any such claim (at Lessee’s sole cost and expense) until a Final Determination is reached; provided that Lessee has confirmed in writing its liability for the amounts should it lose the contest and the contest does not create a material risk of sale, loss or forfeiture of the Property or otherwise create a material adverse impact on Lessor’s interest in the Property (as determined in Lessor’s sole good faith discretion) provided, further, that Lessor shall have no obligation to contest such claim beyond the administrative level of the Internal Revenue Service or other taxing authority. In any event, Lessor shall control all aspects of the contest, provided Lessor shall keep Lessee reasonably informed regarding the status of such contest, allow Lessee to participate in the contest at its own expense and with counsel of its choice and shall not settle the contest without the written consent of Lessee, which such consent shall not be unreasonably withheld, conditioned or delayed. If such administrative appeals are not successful, Lessor agrees to consult with Lessee to consider bringing a judicial action; however, the ultimate decision to bring a judicial action or not shall be made by Lessor in its good faith discretion. Lessee agrees to pay, promptly upon Lessor’s written demand, all documented legal fees and other out-of-pocket expenses incurred by Lessor in defending any such claim even if Lessor’s defense is unsuccessful. A “Final Determination” shall mean (i) a decision, judgment, decree or other order by a court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals (other than appeals to the United States Supreme Court) by either party to the action have been exhausted or the time for filing such appeals has expired, a (ii) a closing agreement entered into by Lessor in good faith under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to the claimed deficiency.

Notwithstanding the foregoing, Lessee shall have no obligations to indemnify Lessor for any Loss that results from (a) a casualty to the Property if Lessee pays the amount Lessee is required to pay as a result of such casualty, (b) Lessor’s sale of the Property or its interest in the Lease other than pursuant to the exercise of remedies following an Event of Default hereunder, (c) failure of Lessor to have sufficient income to utilize the Tax Benefits, to timely or properly claim such Tax Benefits or to report rent and interest for federal and state income tax purposes in accordance with the Supplement, (d) an event requiring Lessee to pay Lessor’s Loss (or an amount calculated by reference thereto) and such amount is paid in full at the time and manner provided by the Lease, (e) the failure of the Lease to be a “true lease” for federal income tax purposes or the failure of the Lease to have “economic substance” within the meaning of Section 7701(o) of the Code (in each case, other than due to a Lessee Action), (f) the gross negligence or willful misconduct of Lessor and (g) a change in tax law (including tax rates) effective after the Lease begins.

Any Additional Rent due under this Section 16 for a Loss shall be payable upon the occurrence of the latest of (i) thirty (30) days after the date of Lessor’s notice to Lessee pursuant to this Section 16 or (ii) five (5) days after the completion of any contest requested by Lessee pursuant to this Section 16, provided, however, that Lessee shall not be permitted to defer payment of Additional Rent beyond the date Lessor shall be required to pay the additional taxes giving rise to such Additional Rent payable by Lessee (taking into account any payment deferral allowed by a contest of the applicable tax claim); provided, further however, that if Lessee shall elect to pay such sum before the later of the dates specified in (i) and (ii) above, Lessee shall not be required to pay Lessor the amount of any interest that shall be attributable to the period after such payment by Lessee. Lessor shall provide Lessee with supporting computation of the Loss for which Additional Rent is claimed. If Lessee elects to contest a Loss in accordance with this Section 16 and if there is a Final Determination which clearly establishes that the tax payable by Lessor is less than the Additional Rent payment made by Lessee, Lessor shall refund the difference to Lessee, less Lessor's unreimbursed out-of-pocket costs and expenses incurred in connection with such contest.

If Additional Rent is due hereunder, Lessor shall in good faith calculate the amount necessary to maintain the same Net Return that Lessor would have realized from time to time had Lessor not incurred the Loss and provide Lessee a written explanation of the rationale for the Net Return used and the calculation of the payment due. If Lessee does not object in writing to such rationale and calculation within thirty (30) days, such rationale and calculation shall be binding on Lessee and Lessor. If Lessee does provide written notice of its reasonable objection thereto within thirty (30) days of receipt of the notice from Lessor, Lessor shall nominate a “Big 4” accounting firm that is reasonably acceptable to Lessee and which is not the financial statement auditor of either Lessee or Lessor to review Lessor’s rationale of its Net Return and explanation of the amount due and Lessee’s objections thereto. Absent manifest error, such accounting firm’s determination of Lessor’s Net Return and the Additional Rent due hereunder shall be final and binding on the parties. The Parties shall request that such accounting firm make its determination no later than twenty (20) days of the request therefor. Such accounting firm’s fees shall be paid by Lessee, unless such accounting firm determines that the Additional Rent actually due is ninety-five percent (95%) percent or less than the amount determined by Lessor.

If Lessor, as a result of a Loss occurring with respect to any year under circumstances that require Lessee to indemnify Lessor with respect to such Loss, shall actually realize, with respect to any year, income tax savings (including, without limitation, by reason of any refunds of or credits against tax) that would not have been realized but for such Loss or the event giving rise thereto, and such savings were not previously taken into account in computing the indemnity amount paid to Lessor, Lessor shall pay to Lessee an amount equal to such income tax savings that it actually realizes plus the amount of any income tax savings that it actually realizes as the result of any payment made pursuant to this sentence (calculated in accordance with the same methodology used to determine Lessor’s Net Return); provided, however, the sum of all payments by Lessor to Lessee pursuant to this paragraph shall not exceed the sum of all prior indemnity payments to Lessor by Lessee pursuant to this Section 16 less the amount of all prior payments by Lessor to Lessee under this paragraph; provided, further, that Lessor will be under no obligation to make any payment contemplated under this paragraph if an Event of Default has occurred and is continuing. Any subsequent loss of income tax savings realized by Lessor in calculating such reverse indemnity payment to Lessee pursuant to this paragraph shall be indemnifiable as a Loss without regard to the exclusions in this Section 16 (other than the exclusion for the gross negligence or willful misconduct of Lessor). Any payment due to Lessee pursuant to this paragraph shall be paid within thirty (30) days after Lessor has actually realized such tax savings. Lessor shall in good faith use diligence in claiming and pursuing refunds and tax benefits that would result in payments to Lessee under this paragraph; provided, that all reasonable, documented out-of-pocket costs and expenses incurred by Lessor in connection therewith shall be for the account of Lessee and shall be paid by Lessee.

17. ASSIGNMENT BY LESSEE PROHIBITED. LESSEE SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, (i) ASSIGN, TRANSFER, PLEDGE OR OTHERWISE DISPOSE OF ANY LEASE OR PROPERTY, OR ANY INTEREST THEREIN (EXCEPT FOR DISPOSITIONS OF THE PROPERTY EXPRESSLY PERMITTED HEREBY); or (ii) SUBLEASE OR LEND ANY EQUIPMENT OR PERMIT IT TO BE USED BY ANYONE OTHER THAN LESSEE AND ITS EMPLOYEES (EXCEPT AS OTHERWISE SET FORTH IN A SCHEDULE).

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18. ASSIGNMENT BY LESSOR. Lessor may assign its rights, title and interest in and to any Lease and the Property, individually or together, in whole or in part, and/or grant or assign a security interest in any Lease and the Property individually or together, in whole or in part; provided, however, that so long as no Event of Default or event which with the giving of notice, the passage of time, or both, would constitute an Event of Default shall have occurred, Lessor shall not make any assignment to any entity not affiliated with Lessor without obtaining Lessee’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed and Lessee shall enjoy its right to quiet enjoyment as set forth in Section 24 below. Each such assignee shall have all of the rights of Lessor under each Lease assigned to it. Lessee shall not assert against any such assignee any claims or defenses by way of abatement, set-off, counterclaim or recoupment that Lessee may have against Lessor or any other person or entity. Upon receipt of written notice of Lessor’s assignment of all or any part of its interest in any Lease, Lessee agrees to attorn to and recognize any such assignee as the owner of such assigned Lessor’s interest in any Lease and Lessee shall thereafter make such payments, including without limitation such Rent as are indicated in the notice of assignment, to such assignee. No such Lessor assignment will alter the terms and conditions of the relevant Lease or expand, enlarge or modify the obligations of Lessee or any guarantor. Notwithstanding any such assignment, Lessee will continue to deal directly and solely with Stonebriar Commercial Finance LLC as administrative agent for the lessors (whether one or more), including affiliates of Lessor, until such time as Lessee has received written notice that such administrative agent has been replaced and Lessee has had reasonable time to acknowledge such notice. Each of Lessee and any guarantor agrees that Lessor may disclose information regarding Lessee, any guarantor and the transactions to any such assignee, potential assignee, rating agency or other party in connection with any such Lessor assignment so long as such party is informed by Lessor of the confidential nature of any documents or information which Lessor has otherwise agreed to keep confidential and agrees to keep such information confidential.

19. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE. Lessee represents, warrants and covenants to Lessor that:

(a)	it is and will at all times remain a “registered organization” (as defined in the Uniform Commercial Code) duly organized, validly existing and in good standing under that laws of the State indicated in the first paragraph of this Agreement, and that Lessee’s exact legal name is as set forth in the first paragraph of this Agreement;

(b)	the execution, delivery and performance by Lessee of or under this Agreement are within Lessee’s powers, have been duly authorized by all necessary corporate or other organizational action on the part of Lessee, do not require the approval of any stockholder, member, partner, trustee or holder of any obligations of Lessee except such as have been duly obtained and do not and will not at any time violate (i) Lessee’s organizational documents, (ii) the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee under, any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound and which would constitute a material agreement for the Parent and its subsidiaries taken as a whole, or (iii) any law, governmental rule, regulation, or order or contractual restriction binding on or affecting Lessee;

(c)	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Lessee of this Agreement, other than filings necessary to evidence and perfect liens and claims arising in connection with a lease;

(d)	each Lease constitutes the legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(e)	there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, to which Lessee is a party, pending or threatened in writing against or affecting Lessee, nor to the best knowledge of Lessee is there any basis therefor, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect on the transactions contemplated by any Lease or any other document, agreement or certificate which is used or contemplated for use in the consummation of transactions contemplated by any Lease or on the Lessee. Further, Lessee is not in default under any obligation for borrowed money, for the deferred purchase price of property or any lease agreement which, either individually or in the aggregate, would have a Material Adverse Effect on the Lessee or the Parent under the laws of the state(s) in which the Property is to be located;

(f)	except as set forth in the applicable Schedule, the Property consists solely of and will remain personal property and not fixtures;

(g)	the financial statements of Parent (copies of which have been furnished to Lessor) have been prepared in all material respects in accordance with US generally accepted accounting principles consistently applied (“GAAP”), and fairly present in all material respects in accordance with GAAP Lessee’s financial condition and the results of its operations as of the date of and for the period covered by such statements (subject, in the case of quarterly financial statements, to customary year-end adjustments and footnotes), and since the date of such statements, as of the date hereof there has been no material adverse change in such conditions or operations;

(h)	No Lease Party nor any officer, director or affiliate (and for purposes hereof, “affiliates” shall be limited to those persons whose actions would subject Lessor to penalties, investigations, restrictions or other similar actions by the relevant governmental authorities under sanctions or anti-money laundering laws) thereof (i) is or will become a person whose property or interest in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (ii) will engage in any dealings or transactions prohibited by such executive order, or be otherwise associated with any such person in any manner that is in violation of such executive order; or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons (“SDN List”) or subject to the limitations or prohibitions under any other regulation, executive order or sanctions programs administered by the Office of Foreign Assets Control; and

(i)	No part of the extensions of credit hereunder or the Property leased hereunder will be used, directly or indirectly, for any benefit or advantage to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

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20. DEFAULT. Lessee shall be in default under each Lease upon the occurrence of any one or more of the following events (each, an “Event of Default”):

(a)	Lessee fails to pay when due (i) any Rent required to be paid by Lessee under or in connection with any Lease and any such failure continues for two (2) business days after written notice is provided by Lessor to Lessee; or (ii) any other amount due under this Agreement and any such failure continues for ten (10) business days after written notice of such failure is provided by Lessor to Lessee;

(b)	Lessee shall fail to obtain and maintain the insurance required herein;

(c)	Lessee or any guarantor of any or all of the obligations of Lessee hereunder (a “Guarantor” and together with Lessee, the “Lease Parties”) fails to perform or observe any other covenant, condition or agreement provided under or in connection with a Lease and such failure shall continue unremedied for a period of ten (10) days after Lessor’s written notice thereof to Lessee;

(d)	any statement, representation or warranty made or financial information (other than projections of future performance) delivered or furnished by any of the Lease Parties to Lessor under or in connection with a Lease shall prove to have been false, misleading, erroneous or inaccurate in any material respect as of the date when made;

(e)	any petition for relief is filed by or against any of the Lease Parties under any bankruptcy, insolvency, reorganization or similar laws and any such matter instituted against a Lease Party is not dismissed or fully stayed within forty-five (45) days following the filing or commencement thereof;

(f)	any of the Lease Parties fails to make any payment when due or fails to perform or observe any covenant, condition or agreement to be performed by it under any agreement or obligation to any creditor (including Lessor under any other agreement or any other Lease under this Agreement) which failure would permit, with the giving of notice or the lapse of time, the acceleration of the due date for an amount in excess of $50,000,000, after any and all applicable cure periods therefor shall have elapsed;

(g)	any judgment in excess of $50,000,000 shall be rendered against any of the Lease Parties which shall remain unpaid in accordance with its terms or is not fully stayed for a period of forty-five (45) days;

(h)	(i) any of the Lease Parties shall dissolve, liquidate, wind up or cease its business; convey, lease or otherwise dispose of all or substantially all of its assets, (ii) Lessee makes any material change in its capital structure or lines of business that has a Material Adverse Effect, or (iii) Lessee merges or consolidates with any entity other than Parent or a wholly owned subsidiary of Parent, or divides or is divided;

(i)	Lessee ceases to be a subsidiary controlled by Parent and a majority of whose equity interests are owned (directly or indirectly) by Parent (unless Lessor shall have consented thereto in writing);

(j)	if there is a Change of Control of Parent. For the purposes of this Section 20(j), a “Change of Control” shall mean the occurrence of (i) the consummation of any transaction (including any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), excluding the Qualifying Owners, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of either Calumet GP or of Parent, measured by voting power rather than number of shares, units or the like; or (ii) the first day on which a majority of the members of the board of directors (or managers, if applicable) of Calumet GP cease to be composed of individuals (A) who were members of that board on the date of this Agreement, or (B) whose election or nomination to that board was approved by at least one Qualifying Owner; provided, however, that a “Change of Control” shall not include the mere change in form of the Parent, such as (by way of example and without limitation) the conversion of the Parent to a “Subchapter C Corporation” within the meaning of the Internal Revenue Code of 1986, as amended. “Calumet GP” means Calumet GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of Parent or as the business entity with the ultimate authority to manage the business and operations of Parent. “Qualifying Owners” means collectively, any of the owners of Calumet GP as of the date of this Agreement and their respective affiliates, and the trustees, beneficiaries or the heirs or family members of any of the foregoing, including The Heritage Group, Irrevocable Intervivos Trust No. 12.27.73 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 18, 2012 and Maggie Fehsenfeld Trust No. 106 12.30.74 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 18, 2012. “Voting Stock” means with respect to any person, Equity Interests issued by such person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even though the right so to vote has been suspended by the happening of such a contingency. “Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person. . The occurrence of either one or more of the actions described in clauses (i) or (ii) above shall constitute a Change of Control; provided, however, that no Change of Control shall be deemed to have occurred if Lessor consents in writing to such occurrence prior to the consummation thereof;

Master Lease (02/21)	Page 10

(k)	[RESERVED];

(l)	any collateral security, including any security deposit or letter of credit delivered pursuant to any Schedule, is cancelled, terminated or becomes illegal, invalid, prohibited or unenforceable and such collateral security is not fully restored as contemplated herein within two (2) business days after written notice is provided by Lessor to Lessee; or

(m)	any Event of Default (as such term is defined therein) occurs under any other agreement between any Lease Party or any affiliate of any Lease Party, on the one hand, and Lessor or any affiliate of Lessor, on the other; provided, however, that if such Event of Default occurs in an agreement, other than a Schedule or Lease, subject to, referencing or incorporating the terms of this Agreement, such Event of Default continues for two (2) business days after written notice of such Event of Default is provided by Lessor to Lessee.

The occurrence of an Event of Default with respect to any Lease shall, at the sole discretion of Lessor, constitute an Event of Default with respect to any or all Leases under this Agreement to which Lessor and Lessee are then a party without (except as otherwise expressly provided herein) the necessity of any notice or demand on the part of Lessor. Notwithstanding anything set forth herein, Lessor may exercise all rights and remedies hereunder independently with respect to each Lease.

21. REMEDIES. Upon the occurrence and continuation of an Event of Default, Lessor shall have the right, in its sole discretion to exercise any one or more of the following remedies so long as such Event of Default remains uncured:

(a)	terminate the applicable Lease and all of Lessee’s rights, but not its obligations, under such Lease and in and to the Property leased thereunder;

(b)	declare any and all Rent and other payment obligations under each Lease immediately due and payable, including all past, present and future Rent and other payment obligations;

(c)	take possession of or render unusable by Lessee any or all items of Property, wherever located, without demand, notice, court order or other process of law, and without liability for entry to Lessee’s premises, for damage to Lessee’s property or otherwise;

(d)	demand that Lessee return any or all Property to Lessor in accordance with Section 14 above, and, for each day that Lessee shall fail to return any item of Property, Lessor may demand an amount equal to the Rent payable for such Property in accordance with Section 14 above;

(e)	lease, sell or otherwise dispose of any or all of the Property, whether or not in Lessor’s possession, in a commercially reasonable manner at public or private sale with or without notice, with the right of Lessor to purchase and apply the net proceeds of such disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and brokers’ fees), to the obligations of Lessee arising under the Lease, with Lessee remaining liable for any deficiency until all obligations under this Agreement are paid in full and with any excess being retained by Lessor;

(f)	recover the following amounts from Lessee as damages, not as a penalty but herein liquidated for all purposes as follows (subject to the Lessor’s duty, if any, to mitigate damages as and to the extent provided under applicable law):

i)	all costs and expenses of Lessor reimbursable to it hereunder, including, without limitation, expenses of disposition of the Property, legal fees and all other amounts specified in Section 22 below;

ii)	an amount equal to the sum of (A) any accrued and unpaid Rent through the later of the date of the applicable default or the date that Lessor has obtained possession of the Property; and (B) if Lessor resells or relets the Property, Rent at the periodic rate provided for in each Lease for the additional period that it takes Lessor to resell or re-let all of the Property;

iii)	the present value of all future Rent reserved in the Leases and contracted to be paid over the unexpired Term of the Leases discounted at two percent (2.0%) per annum;

iv)	all reasonable documented out of pocket costs and expenses related to (A) Lessor’s repossession of the Property and (B) maintenance, repair and other work required to return the Property in the condition required by this Agreement and the applicable Schedule; and

v)	any indebtedness for Lessee’s indemnity under Sections 15 and 16 above, plus a late charge at the rate specified in Section 3 above (but provided, for the avoidance of doubt, that no such Section 3 late charge shall be charged on account of the acceleration of the due date of all Rents in accordance with the foregoing or the subsequent untimely payment thereof);

(g)	proceed by appropriate court action, either at law or in equity (including an action for specific performance), to enforce performance by Lessee or to recover damages associated with such Event of Default; or exercise any other right or remedy available to Lessor at law or in equity; and

(h)	by offset, recoupment or other manner of application, apply any security deposit, monies held in deposit or other sums then held by Lessor, and with respect to which Lessee has an interest, against any obligations of Lessee arising under this Lease, whether or not Lessee has pledged, assigned or granted a security interest to Lessor in any or all such sums as collateral for said obligations.

Lessor may pursue any other rights or remedies available at law or in equity, including, without limitation, rights or remedies seeking damages, specific performance and injunctive relief. In addition, Lessor may cure Lessee’s default, and Lessee shall be responsible for immediately reimbursing Lessor for all amounts paid by Lessor to cure such default. Any failure of Lessor to require strict performance by Lessee, or any waiver by Lessor of any provision hereunder or under any Schedule, shall not be construed as a consent or waiver of any other breach of the same or of any other provision. Any amendment or waiver of any provision hereof or under any Schedule or consent to any departure by Lessee herefrom or therefrom shall be in writing and signed by Lessor.

Master Lease (02/21)	Page 11

Interest at the per annum rate (the “Overdue Rate”) equal to the lesser of (i) the greater of (a) twelve percent (12%) and (b) the Prime Rate plus two percent (2%) and (ii) the highest lawful rate Lessee can legally obligate itself to pay or Lessor can legally collect, shall accrue with respect to any amounts payable under this Section 21 for as long as such amounts remain outstanding, and shall be paid by Lessee upon demand. For purposes hereof, “Prime Rate” means, at the time any determination thereof is to be made, the fluctuating per annum rate of interest then most recently reported in the Wall Street Journal as the “Prime Rate” in the United States of America and if reported as a range, the interest rate shall be the mid-point of the range. In the event that the Wall Street Journal ceases to report the Prime Rate, then “Prime Rate” shall mean the fluctuating interest rate per annum announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” (or, if otherwise denominated, such bank’s reference rate for interest rate calculations on general commercial loans), which rate is not necessarily the lowest or best rate which such bank may at any time or from time to time charge any of its customers.

In addition to the rights and remedies of Lessor set forth in this Agreement, upon the occurrence and continuation of an Event of Default, except as otherwise set forth in the applicable Schedule (i) Lessee shall permit Lessor and its designees and agents (which may include any prospective purchasers of the Property) to access the Property on the property on which it is located; (ii) Lessor shall have the right to (A) keep the Property on such property for the period of time that is necessary or desirable for Lessor to exercise its rights and remedies under the applicable Lease, and (B) sell the Property while it is located on such property; and (iii) Lessor and any purchaser of the Property shall have the right to dismantle all or any portion of the Property on such property and to remove the Property from such property.

In the event Lessor takes possession of or otherwise exercises remedies with respect to any Property, then for so long as such Property remains located on the premises of Lessee’s real property and so long as Lessee remains in control of such real property and continues to conduct normal business operations thereon, Lessor shall comply in all material respects with all applicable health, safety and environmental laws in connection with such Property and shall also use commercially reasonable efforts to ensure that the ongoing use of such Property does not unreasonably interfere with other operations at Lessee’s refinery facility or the bona fide health, safety and environmental policies and practices in place with respect thereto.

No right or remedy is exclusive of any other provided herein or permitted by law or equity. All such rights and remedies shall be cumulative and may be enforced concurrently or individually from time to time.

22. LESSOR’S EXPENSES. All reasonable, documented out-of-pocket costs and expenses incurred by Lessor in connection with entering into this Agreement and the transactions contemplated hereby shall be for the account of Lessee and shall be paid by Lessee. Lessee shall pay Lessor on demand all out of pocket costs and expenses in protecting and enforcing Lessor’s rights and interests in each Lease and the Property, including, without limitation, legal, collection, inspection, appraisal, search, recording, titling, filing and remarketing fees and expenses incurred by Lessor in enforcing the terms, conditions or provisions of each Lease or, upon the occurrence and continuation of an Event of Default.

23. LESSEE’S WAIVERS. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee by Sections 2A-508 through 2A-522 of the UCC. To the extent permitted by applicable law, Lessee also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, lease or otherwise use any Property in mitigation of Lessor’s damages as set forth in Section 21 above or which may otherwise limit or modify any of Lessor’s rights or remedies under this Agreement. Any action by Lessee against Lessor for any default by Lessor under any Lease shall be commenced within one year after Lessee becomes aware that any such cause of action accrues.

24. QUIET ENJOYMENT. So long as no Event of Default has occurred and is continuing, Lessee shall peaceably hold and quietly enjoy the Property without interruption by Lessor or any person or entity claiming through Lessor.

25. NOTICES; ADMINISTRATION. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder shall be given in writing and shall be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid (with confirmation of receipt):

a)	if to Lessor, then to 5601 Granite Parkway, Suite 1350, Plano, Texas 75024, ATTN: Credit Department, e-mail: notice@StonebriarCF.com, or such other address as shall be designated by Lessor; and

b)	if to Lessee, then to

(i)	2780 Waterfront Parkway E. Drive, Suite 200, Indianapolis, IN 46214, Attention: Chief Financial Officer; email: todd.borgmann@calumetspecialty.com and

(ii)	2780 Waterfront Parkway E. Drive, Suite 200, Indianapolis, IN 46214, Attention: General Counsel; email: greg.morical@calumetspecialty.com,

or such other addresses as shall be designated by Lessee.

Master Lease (02/21)	Page 12

All such notices and correspondence shall be deemed given, and effective, when received. The parties hereto may correspond with one another by email, and email addresses are provided above for that purpose, but notices required hereunder shall not be effective unless provided by overnight courier, hand delivery or certified or registered mail, postage prepaid (with confirmation of receipt). Facsimile transmissions shall not be effective for purposes of giving notice hereunder.

26. FURTHER ASSURANCES. Lessee, upon the request of Lessor, will execute, acknowledge, record or file, as the case may be, such further documents and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement and the transactions contemplated hereby.

27. FINANCIAL STATEMENTS. Lessee shall cause Parent to deliver to Lessor: (i) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Parent and its consolidated subsidiaries, the consolidated balance sheet, income statement and statements of cash flows and shareholders equity for Parent and its consolidated subsidiaries (the “Financial Statements”) for such year, prepared in accordance with GAAP and certified by independent certified public accountants of recognized standing selected by Parent; and (ii) as soon as available, but not later than sixty (60) days after the end of each of the first three fiscal quarters in any fiscal year of Lessee and its consolidated subsidiaries, the Financial Statements for such fiscal quarter, together with a certification duly executed by the chief financial officer of Parent that such Financial Statements have been prepared in all material respects in accordance with GAAP and fairly present in all material respects in accordance with GAAP (subject to notes and normal year-end audit adjustments) the financial condition and results of operations of the Parent and its consolidated subsidiaries taken as a whole; provided, however, that Financial statements, opinions of independent certified public accountants and other certificates and information required to be delivered by Lessee pursuant to this Section 27 shall be deemed to have been delivered if Parent shall have timely filed with the SEC or EDGAR an SEC Form 10-Q or Form 10-K satisfying the requirements of this Section, or such items are timely posted by or on behalf of Parent on a website to which Lessor has access free of charge.

28. GOVERNING LAW; CONSENT TO JURISDICTION. EACH LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to a Lease may be commenced in any federal or state court sitting in the Southern Federal District of New York or the Eastern Federal District of Texas and the parties irrevocably submit to the jurisdiction of each such court and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that the Lease or the subject matter thereof or the transaction contemplated hereby or thereby may not be enforced in or by such court.

29. WAIVER OF JURY TRIAL. LESSEE AND LESSOR IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

30. SEVERABILITY; INTEGRATION. If any provision shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired. Lessee acknowledges that Lessee has read this Agreement and the schedule hereto, understands them, and agrees to be bound by their terms and conditions. Further, Lessee and Lessor agree that this agreement and the schedules delivered in connection herewith from time to time are the complete and exclusive statement of the agreement between the parties, superseding all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

31. COUNTERPARTS; DELIVERY. This Agreement may be signed in counterparts, manually or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any signature delivered by facsimile or in "pdf" or similar electronic format shall be deemed an original signature hereto.

32. LEASE DOCUMENTS. For the convenience of the parties in future communication, this Agreement, the Schedules and all other agreements, instruments, documents and records executed or delivered in connection herewith or therewith may be referred to as the “Lease Documents.”

[Signature Page Follows]

Master Lease (02/21)	Page 13

IN WITNESS WHEREOF, the parties hereto have executed or caused this Master Lease Agreement to be duly executed by their respective duly authorized officers as of the date first above written

Calumet Shreveport Refining, LLC	STONEBRIAR COMMERCIAL FINANCE LLC

By: Calumet Refining, LLC, its sole member	By:	/s/ Harrison P. Smith
By: Calumet Operating, LLC, its sole member
By: Calumet Specialty Products Partners, L.P., its sole member	Name:	/s/ Harrison P. Smith
By: Calumet GP, LLC, its general partner
	Title:	Vice President

By:	/s/ Todd Borgmann

Print Name:	Todd Borgmann

Print Title:	Senior Vice President & Chief Financial Officer

FEIN: 20-1717754

Master Lease (02/21)	Page 14

Execution Version

PROPERTY SCHEDULE NO. 1

Lessor:	STONEBRIAR COMMERCIAL FINANCE LLC

Lessee:	Calumet Shreveport Refining, LLC

THIS PROPERTY SCHEDULE NO. 1, dated as of February 12, 2021 (this “Schedule”), is executed, and the Property (defined below) is hereby leased, pursuant to that certain Master Lease Agreement, dated as of February 12, 2021 (the “MLA”), between Lessee and Lessor, the terms of which are incorporated herein by reference. This Schedule, incorporating by reference the terms and conditions of the MLA and any Riders or other addenda referencing the MLA or this Schedule, constitutes a separate instrument of lease effective as of the date accepted by Lessor as indicated below. Unless specifically defined herein, capitalized terms used in this Schedule shall have the same meaning as set forth in the MLA.

RECITALS:

WHEREAS, on the date hereof, Lessee has sold to Lessor the property described in Exhibit A attached hereto pursuant to a bill of sale;

WHEREAS, Lessee is a wholly owned subsidiary of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Parent”), and Parent has executed that certain Continuing Guaranty, dated as of the date hereof, guaranteeing Lessee’s prompt payment and performance of the MLA and this Schedule;

WHEREAS, Lessee has entered into a supply and offtake agreement (the “Supply and Offtake Agreement”) with Macquarie Energy North America Trading Inc. (“Macquarie”), pursuant to which Macquarie, or its successors and assigns, has and may from time to time in the future, among other things, purchase additional refined products from Lessee, store such goods in the storage tanks constituting part of the Property, and may sell such goods back to Lessee for sale by Lessee to other customers, and Macquarie, Lessee and Lessor have, on the date hereof, entered into an agreement (the “Multiparty Agreement”) permitting Macquarie, or its successors and assigns, to remove its goods from the applicable storage tanks constituting Property, providing for certain limited cure rights with respect to this Agreement, and providing for a limited period for an orderly wind up by Macquarie, or its successors and assigns, of its storage of goods prior to the exercise by the Lessor of any remedies for default hereunder.

NOW THEREFORE, for good and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby expressly acknowledged, Lessor and Lessee hereby agree as follows:

The equipment leased hereunder shall be as set forth and described in Exhibit A attached hereto and incorporated herein for all purposes (the “Property”), and Lessee hereby irrevocably acknowledges (i) the Property is in Lessee’s possession and no physical delivery by Lessor or inspection by Lessee is required hereunder and (ii) receipt and acceptance of the Property in satisfactory condition.

Lessee hereby agrees to the following terms and provisions:

1. Property Location(s):	3333 Midway Street, Shreveport, LA 71109

2. Property Cost:	$70,000,000

3. Rental Payment Amount:	$1,001,630.54 (plus any applicable sales/use tax)

4. Number of Rental Payments:	84

5. First Rental Payment Due Date:	March 1, 2021 with subsequent Rental Payments due on the 1st day each month thereafter.

6. Interim Rental Amount:	$346,164.38 (plus any applicable sales/use tax), payable on the date hereof.

7. Security Deposit Amount:	N/A

8. Term Expiration Date and Settlement Date:	February 29, 2028.

Property Schedule No. 1 (02/21)	Page 1

9.	Stipulated Loss Value. The Stipulated Loss Value of any item of Property shall be an amount equal to the product of (a) the Property Cost of such item of Property and (b) the Stipulated Loss Value Percentage set forth in the Schedule B attached hereto and incorporated herein by reference, which corresponds to the number of full monthly rental payments that have been received by Lessor prior to the date of loss.

10.	Early Termination Option. Notwithstanding anything in the Lease to the contrary, upon Lessee’s payment on the sixth (6th) anniversary of the First Rental Payment Due Date (the “Early Termination Date”), and provided Lessee has paid and Lessor has received all rental and any other payments due under the Lease prior to the exercise of the early termination option described in this Section 10, Lessee shall have the right to, upon not less than ninety (90) days’ (or more than one hundred eighty (180) days’) prior written notice to Lessor, purchase all, but not less than all, of the Property by paying a lump sum cash payment to Lessor on the Early Termination Date in an amount equal to 32.94% of the Property Cost indicated above (the “Early Termination Purchase Price”), plus all applicable sales, use, transfer, property and other similar taxes related to the sale of the Property. Upon receipt by Lessor of the Early Termination Purchase Price on the Early Termination Date, together with any other amounts due and payable under the Lease, all in immediately available funds, Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to such Property on an AS-IS, WHERE-IS basis, with all faults, except Lessor will warrant that the Property is free and clear of any liens created by Lessor or any party on its behalf. Lessee would be obligated to reimburse Lessor for all taxes, charges and expenses relating to the sale, registration, use, possession, and operation of the Property to the extent provided in the MLA. Lessor shall provide promptly to Lessee following Lessee’s request (a) wire transfer information, (b) a list of all charges and amounts due and owing by Lessee to Lessor at any relevant date in connection with the foregoing, and (c) such other information and calculations as Lessee may reasonably request in order to permit Lessee to exercise and perform the “Early Termination Option” described in this Section 10.

11.	End of Term Options. If Lessee does not exercise the early termination option as described in Section 10 above, the Lease shall continue until the Term Expiration Date, at which time Lessee shall have the end of term options set forth in the MLA.

12.	Upfront Fee. Simultaneously with Lessee’s execution of this Schedule, Lessee shall pay to Lessor a non-refundable upfront fee of an amount equal to 1% of the Property Cost in immediately available funds. Lessee hereby acknowledges and agrees that such upfront fee is fully earned by Lessor and non-refundable as of the date hereof.

13.	Conditions Precedent. On or prior to the date hereof, as a condition precedent to the effectiveness of Lessor’s obligation to fund the Property Cost, Lessor shall have received the following documents, each in form and substance satisfactory to Lessor:

(a)	confirmation that the Property is free and clear of all liens, privileges, claims, mortgages and other encumbrances other than permitted liens described in Section 18 hereof;

(b)	an appraisal of the Property issued by an appraiser, and pursuant to an appraisal plan, selected and engaged by Lessor (and mutually acceptable to Lessee);

(c)	a copy of the most recent existing perimeter survey of the real property on which the Property is located, issued by a surveyor, as mutually agreed by Lessee and Lessor;

(d)	abstract of title evidencing the ownership of the real property on which the Property is located and identifying all encumbrances, with copies of all such encumbrances, together with a “date down” letter from Louisiana counsel for Lessee identifying any encumbrances since the date of such abstract;

(e)	a precautionary mortgage executed by Lessee in favor of Lessor in form and substance acceptable to Lessor;

Property Schedule No. 1 (02/21)	Page 2

(f)	an act of sale and deimmobilization conveying the Property to Lessor in form and substance acceptable to Lessor;

(g)	confirmation of insurance covering the Property in amounts and with insurers acceptable to Lessor;

(h)	a collateral access agreement executed by the mortgagor of any real property on which the Property will be located and Lessee, confirming Lessor’s ability to access the Property following any Event of Default;

(i)	confirmation to Lessor’s satisfaction that Lessee is the fee simple owner of the real property on which the Property will be located, but subject to liens disclosed in writing to Lessor prior to the date hereof;

(j)	a release from Lessee’s existing creditors having liens thereon, releasing such creditors’ liens on the Property, including the Lien in favor of the Collateral Trustee pursuant to the Mortgage (each as defined below in Section 18);

(k)	a partial release of mortgage with respect to the Mortgage, as defined below, duly executed by Wilmington Trust, National Association, as collateral trustee, in form and substance acceptable to Lessor;

(l)	precautionary UCC lease and fixture filings as required to perfect the security interest of Lessor granted hereunder;

(m)	Lessee’s corporate and reporting policies for hazardous waste materials in form and substance acceptable to Lessor;

(n)	provision of certain rights with respect to and/or assignment of all easements, deeded rights of access and all other agreements that govern access to and ongoing operation of the Property;

(o)	copies of duly executed intercreditor and/or subordination agreements entered into by Lessee and Lessee’s existing lenders in form and substance acceptable to Lessor;

(p)	an officer’s certificate of Lessee (A) certifying that no material adverse change in Lessee’s financial condition has occurred since December 31, 2020 and (B) containing true, correct and complete copies of (i) the charter documents of Lessee, (ii) resolutions of Lessee’s sole member authorizing the execution, delivery and performance by Lessee of the MLA, this Schedule and the other agreements entered into in connection therewith; (iii) an incumbency certificate of Lessee; and (iv) evidence of Lessee’s good standing in the States of Delaware and Louisiana;

(q)	an officer’s certificate of Calumet Specialty Products Partners, L.P. (“Guarantor”) (A) certifying that no material adverse change in Guarantor’s financial condition has occurred since December 31, 2020 and (B) containing true, correct and complete copies of (i) the charter documents of Guarantor, (ii) resolutions of Guarantor’s general partner authorizing the execution, delivery and performance by Guarantor of the guaranty by Guarantor in favor of Lessor entered into in connection with the MLA and described in clause (n) below; (iii) an incumbency certificate of Guarantor; and (iv) evidence of Guarantor’s good standing in the State of Delaware;

(r)	a guaranty dated on or about the date hereof issued by the Guarantor in favor of Lessor entered into in connection with the MLA, in form and substance acceptable to Lessor;

(s)	the execution and delivery by all parties thereto of the Multiparty Agreement;

(t)	an opinion of Lessee’s and Guarantor’s outside counsel addressing such issues as Lessor may reasonably request with respect to the MLA, this Schedule and the transactions contemplated hereby to include, without limitation, opinions related to (i) due authority, execution and delivery; (ii) enforceability; (iii) no violation of law or other material financing agreements; and (iv) no consents/approvals/authorizations of third parties required; and

(u)	an opinion of Louisiana counsel for Lessee addressing such issues as Lessor may request with respect to this Schedule and the transactions contemplated hereby.

14.	Conditions Subsequent.

(a)	Partial Release Recording. The partial release of mortgage described in Section 13(k) shall be accepted for recording by the recorder of mortgages for the Parish of Caddo, Louisiana within two (2) business days after the date hereof.

Property Schedule No. 1 (02/21)	Page 3

(b)	Investment in Property Project.

(i)	Lessee shall undertake to spend, on or before December 31, 2022, at least $6,500,000.00 (the “Required Investment”) in capital expenditures for the maintenance, upgrading and improvement of the Property, including the “truck rack” (as hereinafter defined), and Lessee shall provide to Lessor evidence thereof reasonably satisfactory to Lessor; provided however, that the deadline date of December 31, 2022 shall be extended in the event that any event outside the control of Lessee, such as (by way of example and not by way of limitation) fire, lightning, storms (including hurricanes), floods, labor unrest or strikes, riots, civil or political unrest or insurrection, suspension of electricity supply, pandemic (and related governmental action), and acts of God, such extension to be for the same period of time as the duration of all of the foregoing events outside of Lessee’s control.

(ii)	Lessor and Lessee agree that Lessee has, as of the date hereof, spent $685,650.00 on (and to be credited toward) the foregoing Required Investment (including expenditures for engineering consultation, programming changes to support new product code in the Accuload system, piping modifications, electrical and instrumentation modifications, modifications to the AccuLoad programming to support future proprietary additive injection systems additions and replacement of the AccuLoad modules at each lane, fiber optics replacements, and automated shutoff valves installation). For the avoidance of doubt, spending on Severable Improvements, additives tanks or new storage tanks will not count or be credited toward the Required Investment.

(iii)	In the event that Lessee does not fulfill the Required Investment spending on or before December 31, 2022, then Lessee shall provide to Lessor, on January 2, 2023, a letter of credit issued by a national bank reasonably satisfactory to Lessor that (i) is in form reasonably satisfactory to Lessor, (ii) names Lessor as beneficiary, (iii) permits multiple partial drawings, (iv) is freely assignable and transferable by Lessor without restriction or condition (other than notifying the issuing bank of any such assignment or transfer and delivering any required transfer form); (v) is in an amount equal to the difference between the Required Investment and the amount actually invested by Lessee in capital expenditures for the maintenance, upgrading and improvement of the Property, as reasonably demonstrated to Lessor by Lessee, (vi) remains in full force and effect during the Term and for not less than ninety (90) days following the Term Expiration Date (provided that the Letter of Credit can be issued for a shorter term, so long as the Letter of Credit is an “evergreen” letter of credit that automatically renews for successive one year periods until the end of the required period, or for which a substitute letter of credit, with an extended maturity date, and containing an evergreen provision for successive one year periods, is provided (and which otherwise satisfies the conditions set forth herein) at least 120 days prior to the stated expiry date of the letter of credit being replaced) (vii) is subject to drawing upon the occurrence and during the continuation of an Event of Default under the MLA (any such proceeds thereof to be applied by Lessor in satisfaction of its claims under the MLA); provided that the amount available for drawing under such letter of credit shall be reduced (and such letter of credit shall so provide via joint certifications by Lessor and Lessee), prior to its expiry date, for each dollar spent by Lessee after its issuance for capital expenditures for the maintenance, upgrading and improvement of the Property materially consistent with the plans provided by Lessee to Lessor as of the date hereof. On the Term Expiration Date, upon payment and settlement in full by Lessee in accordance with the terms hereof, such letter of credit shall be returned by Lessor to Lessee for cancellation and discharge.

15.	Addenda. In addition to those expressly referred to herein, the following Riders, Schedules or other addenda are agreed to by the parties on the effective date hereof and are incorporated in the Lease for all purposes:

(a)	Exhibit A (Property Description);

(b)	Exhibit B (Stipulated Loss Value); and

(c)	Maintenance and Return Rider to Property Schedule No. 1.

Property Schedule No. 1 (02/21)	Page 4

16.	Proprietary Additives. For the avoidance of doubt, Lessor and Lessee acknowledge and agree that (a) to the extent that Lessee has custody of any proprietary gasoline additives (“Proprietary Additives”) provided by Lessee’s customers (the “Additive Provider”) and stored in any of the storage tanks constituting Property, Lessor shall have no right, title, claim on or interest in or to any Proprietary Additives, (b) Lessee, and each Additive Provider, shall have the right, using the standard of care customary for prudent refinery operators, to remove from the Property any or all Proprietary Additives at any time or from time to time, without regard to whether or not an Event of Default has occurred or is continuing hereunder, and without any obligation to make any payment of any kind to Lessor, provided that Lessor may require, in connection with its remedies during the continuation of an Event of Default hereunder, that an Additive Provider exercise commercially reasonable efforts to remove from the Property any Proprietary Additives within fifteen (15) days after Lessor provides notice to Additive Provider that the Additive Provider’s Proprietary Additives must be removed because an Event of Default is continuing under this Agreement and, if such Proprietary Additives are not removed within such fifteen (15) day period, the Additive Provider shall be thereafter required to pay rent in an amount to be reasonably determined by Lessor for each day until the Proprietary Additives are removed to Lessor’s satisfaction, (c) Lessee may, if an Additive Provider requires it, sublease the storage tanks (whether one or more) to the Additive Providers (whether one or more) for the sole purpose of permitting the Additive Providers to store and remove therefrom Proprietary Additives therein, (d) each Additive Provider is a third party intended beneficiary of this paragraph, and (e) each Additive Provider may file a financing statement, on Form UCC-1, to evidence its interests in and ownership of any Proprietary Additives in Lessee’s custody; provided, however, that no such financing statement shall contemplate any interest in or ownership of any Property nor identify Lessor as debtor.

17.	Multiparty Agreement. Lessor acknowledges and agrees that the Property may be used by Macquarie and its successors and assigns and that Lessee may sublease the Property to Macquarie and its successors and assigns as and to the extent contemplated in the Multiparty Agreement; provided that, any such sublease is subject and subordinate to the MLA and this Schedule.

18.	Permitted Liens. The following shall be considered a permitted Lien: (i) the lien in respect of the real property on which the Property is located created in favor of Wilmington Trust, National Association, as collateral trustee (the “Collateral Trustee”) pursuant to that certain Second Amended and Restated Multiple Indebtedness Mortgage, Pledge of Leases and Rents, Security Agreement and Fixture Filing entered into as of the 20th day of April, 2016 (the “Mortgage”), and covering Lessee’s real property in Caddo Parish, Louisiana, on which the Property is located, including (A) any successor, assign or replacement of the Collateral Trustee or the lenders represented by the Collateral Trustee, and (B) Liens on such real property securing any replacement financing that replaces the obligations secured by the Mortgage, (ii) the right of Macquarie (and its successors and assigns, as well as any replacement financing providers for finished goods inventory, such as (by way of example and not limitation, revolving credit lenders) from time to time to use the Property to store therein and remove therefrom (a) inventory of Lessee, and (b) inventory of Macquarie, or its successors and assigns, acquired from Lessee, or purchased by Macquarie’s successors and assigns from Macquarie (or pledged to Macquarie, or its successors and assigns, or any replacement financing providers as aforesaid), in each case, as and to the extent set forth in the Multiparty Agreement, (iii) the sublease by Lessee to Macquarie (and its successors and assigns, or any replacement financing providers as aforesaid) of the storage tanks constituting Property so as to permit Macquarie (and its successors and assigns, or any replacement financing providers as aforesaid) to store therein inventory or goods of Macquarie purchased by Macquarie, or its successors and assigns, from Lessee, or purchased by Macquarie’s successors and assigns from Macquarie (or pledged to Macquarie, or its successors and assigns, or any replacement financing providers as aforesaid), in each case, in connection with the Supply and Offtake Agreement or any financing replacement therefor or any transaction documents related thereto, including the Multiparty Agreement, and (iv) the rights of Additive Providers expressly provided hereinabove. Lessor and Lessee shall cooperate in providing to any successor or assign of Macquarie the right to step in and be substituted for Macquarie under the Multiparty Agreement, or to any replacement financing providers with respect to any financing constituting a replacement of the financing provided by Macquarie, documentation comparable to the Multiparty Agreement. No replacement financing for the financing provided by Macquarie (or any successor or assignee thereof) or rights or interests of any other replacement financing providers referenced above shall contemplate or consist of the grant of a security interest in any Property nor have a material adverse impact on Lessor’s ownership, interests, and rights with respect to the Property.

19.	Louisiana Provisions. Notwithstanding anything to the contrary in the MLA, this Schedule, or the other Riders, the following provisions will apply and be binding on Lessor and Lessee with respect to the Property:

(a)	The MLA, the Riders, and this Schedule create a true lease of the Property as defined in the Louisiana Lease of Movables Act, La. R.S. §9:3301 – 3342.

(b)	Without limiting the provisions of Sections 4 and 6 of the MLA and in addition to those provisions,

(i)	Lessee’s obligation to pay rent shall not be subject to any delay, reduction, set-off, defense, counterclaim, abatement, or recoupment for any breach of warranty or claimed breach of warranty that Lessee may have against Lessor with respect to the Property or any part of the Property, or any defects or deficiencies in the Property or any part of it;

Property Schedule No. 1 (02/21)	Page 5

(ii)	Lessee acknowledges and agrees that Lessor did not construct or install the Property; and

(iii)	In addition to and without limiting the waivers and disclaimers set out in Section 6 of the MLA, LESSEE HEREBY EXPRESSLY WAIVES ALL WARRANTIES DISCLAIMED BY LESSOR IN THE MLA, AND ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, UNDER LOUISIANA LAW, INCLUDING, WITHOUT LIMITATION, UNDER LA. CIVIL CODE ARTS. 2682(2), 2684, 2691, 2694, AND 2696-2699.

(c)	In addition to the security interest granted in Section 7 of the MLA, and in an abundance of caution, Lessee shall grant Lessor a first priority mortgage on the Property (but not on any real property on which the Property sits) and all cash and non-cash proceeds, including the proceeds of all insurance policies, and Lessee agrees that with respect to the Property, in addition to all of the other rights and remedies available to Lessor under the MLA, the Riders, and this Schedule, upon the occurrence of an Event of Default, Lessor shall have all of the rights and remedies granted in that mortgage.

(d)	If Lessor sells or otherwise transfers the Property to Lessee under Section 10 of this Schedule or Sections 10 or 13 of the MLA, the sale or transfer will be “AS IS WHERE IS” and simultaneously with the sale or transfer, Lessee shall waive all warranties, express or implied, with respect to the title to and condition of the Property and all other warranties and representations, including, without limitation, a waiver of any and all warranties with respect to the condition of the Property under La. Civ. Code art. 2475, any and all warranties that the Property is free from redhibitory or other vices, defects, or deficiencies or is suitable for its intended use under La. Civ. Code arts. 2520 through 2548, and any and all other warranties whatsoever under La. Civ. Code arts 2477 through 2548 or any other provision of law, all in a waiver that is in form and substance acceptable to Lessor, except that Lessor will warrant that the Property is free and clear of any liens created by Lessor or any party on its behalf.

(e)	In addition to, but without duplication of Lessor’s remedies or recoveries and compensation, set out in Section 21 of the MLA, if Lessor elects to terminate this Lease as provided in Section 21(a) of the MLA, Lessor will have the right, in its sole discretion, to recover the aggregate of the following amounts from Lessee as liquidated and stipulated damages, and not as a penalty;

(i)	all costs and expenses of Lessor reimbursable to it hereunder, including, without limitation, expenses of disposition of the Property, legal fees and all other amounts specified in Section 22 of the MLA; plus

(ii)	an amount equal to the sum of all accrued and unpaid Rent through the later of the date of the termination or the date that Lessor has obtained possession of the Property; plus

(iii)	an amount equal to

(1)	(x) the present value of all future Rent reserved in this Lease that would have been payable had Lessor not terminated this Lease, discounted to present value at two percent (2%) simple interest per annum, plus (y) the expected residual value of the Property as of the original expiration date of the Lease, less

(2)	the price for which Lessor is able to resell the Property; plus

(iv)	all costs and expenses related to (A) Lessor’s repossession of the Property and (B) maintenance, repair and other work required to return the Property to the condition required by the MLA, all Riders and this Schedule; plus

(v)	all indebtedness for Lessee’s indemnity under Sections 15 and 16 of the MLA, plus any then accrued late charges at the rate specified in Section 3 of the MLA (but provided, for the avoidance of doubt, that no such Section 3 late charge shall be charged on account of the liquidated damages payable in accordance with the foregoing).

Lessor and Lessee acknowledge and agree that the liquidated and stipulated damages specified in this subsection (e) are a reasonable and agreed estimate of Lessor’s actual damages should an Event of Default occur and continue and should Lessor elect to terminate this Lease by reason of that Event of Default.

Property Schedule No. 1 (02/21)	Page 6

(f)	In addition to its waivers set out in Section 23 of the MLA and elsewhere in this Lease, as to the Property, Lessee hereby waives any and all rights and remedies conferred on a lessee by the Louisiana Lease of Movables Act, La. R.S. §9:3301 – 3342 and also waives any and all notice to vacate that may be required by law.

(g)	Notwithstanding the provisions of Section 28 of the MLA, (i) to the extent required by Louisiana law, matters with respect to the Property or the land on which it is located will be governed by Louisiana law, and (ii) any action or proceeding arising out of or relating to the Property may, at Lessor’s option, also be commenced in any federal or state court sitting in the Western District of Louisiana, and if Lessor elects to commence an action or proceeding in that jurisdiction, Lessee irrevocably submits to the jurisdiction of that court and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that the Lease or the subject matter thereof or the transaction contemplated hereby or thereby may not be enforced in or by such court.

(h)	Lessor and Lessee acknowledge and agree that in accordance with Louisiana Civil Code Article 468, the Property described in this Schedule has been deimmobilized prior to the consummation of the applicable Lease and therefore constitutes personal (movable) property; provided, however, that such Property constitutes “other constructions permanently attached to the ground” as referenced in LSA-R.S. 47:301(16)(l), and notwithstanding any provision to the contrary contained in the MLA or in this Schedule, the Property shall be treated as immovable property only for sales and use tax purposes, to the fullest extent provided by LSA-R.S. 47:301(16)(l). Lessor and Lessee will reasonably cooperate, at Lessee’s sole cost and expense, to reduce or eliminate Louisiana state and local taxes, whether or not such taxes are being contested in accordance with Section 12 of the MLA, to the extent such cooperation does not conflict with this Section 19(h).

(i)	With respect to the Property, for purposes of Louisiana law and usage, the following terms will have the following meanings: (i) the term “lien” will also mean a privilege, mortgage, or security interest; (ii) the terms “land,” “real property,” “real estate,” and the like will mean “immovable property”; (iii) the term “personal property,” “personalty,” or the like, will mean “movable property”; (iv) the term “easement” will include “servitude”; (v) the term “fee simple” will mean “full undivided ownership”; (vi) the term “condemnation” will mean “expropriation”; (vii) the term “joint and several” will mean “solidary”; and (viii) the term “Uniform Commercial Code” will mean the Louisiana Commercial Laws, La. R.S. Section 10:9-101 et seq.

20.	Master Lease Agreement. Except as expressly provided or modified hereby, all the terms and provisions of the MLA shall remain in full force and effect. In the event of any conflict between the MLA and this Property Schedule No. 1, this Property Schedule No. 1 shall control.

21.	Counterparts. This Schedule may be signed in counterparts, manually or electronically, and each such counterpart shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

22.	Additional Rent. The maximum amount of Additional Rent claimed by Lessor under Section 16 of the MLA will be six hundred ninety-three thousand dollars ($693,000.00).

23.	Improvements. (a) Notwithstanding the foregoing, all Improvements (other than any Improvement that is required to comply with applicable law, constituting a repair or maintenance event, or replacement property following casualty events pursuant to Section 10 of the MLA) that are readily removable without materially impairing the current or residual value or utility of the Property (each, a “Severable Improvement”) shall remain the property of Lessee. Upon the expiration of the Term, unless Lessee has removed the applicable Severable Improvement (and in the case of storage tanks, “removal” may be by means of disconnection of the applicable storage tank from the truck rack), Lessor will have the option to purchase Severable Improvements (if the Lessee does not purchase the Property pursuant to the Lease) at their then fair market value (determined in accordance with the procedure in Section 13(a) of the MLA). If Lessor does not elect to purchase a Severable Improvement, Lessee shall remove such Severable Improvement from the Property on or prior to the expiration of the Term at Lessee’s sole cost and expense. Lessee shall repair any damage to the Property caused by any removal of Severable Improvements. If Lessee fails to remove any Severable Improvement prior to the end of the Term and returns the Property to the Lessor, title to such Severable Improvement shall vest in the Lessor. Lessor shall cooperate, at Lessee’s cost, with Lessee so as to modify any financing statements (whether one or more) filed by Lessor in connection herewith, and execute any acknowledgments or releases reasonably requested by Lessee, so as to reflect any financing obtained by Lessee from any third party with respect to, and so thereby to evidence Lessor’s disclaimer of any ownership interest in, any Severable Improvements.

Property Schedule No. 1 (02/21)	Page 7

(b)	For the avoidance of doubt, “Severable Improvements” means improvements that are neither a part of the truck rack nor connected to the truck rack as of the date hereof, and for the avoidance of doubt, by way of example and without limitation of the foregoing,

(i) a storage tank that constitutes a replacement of a storage tank (as a result of a casualty event that damages or destroys such tank) that is Property on the date hereof, is not a Severable Improvement but is instead an improvement to the Property,

(ii) a replacement or repair of the truck rack, piping, pumps, thermal oxidizer or other asset that is part of the Property on the date hereof, as a result of a casualty event that damages or destroys any of the foregoing, is not a Severable Improvement but is instead an improvement to the Property,

(iii) an improvement to the truck rack itself (and including assets that are located in the production process for refined products between the storage tanks constituting Property and the truck rack, and are connected to the truck rack, and consisting of pumps and piping) that increases the throughput capacity or flow rate of the truck rack, is not a Severable Improvement but is instead an improvement to the Property,

(iv) any improvement or upgrade to the truck rack made in connection with the performance of the investments therein contemplated in Section 14(b) hereof is not a Severable Improvement but is instead an improvement to the Property, and

(v) additional new piping, pumps and related assets, at Lessee’s Shreveport, Louisiana facility, that are connected to the truck rack and that are also connected to a Severable Improvement, are themselves Severable Improvements.

Notwithstanding the foregoing, all of the following are the property of Lessee and are not subject in any respect to the MLA, this Lease or any agreement executed in connection herewith and constitute neither Property, improvements to Property nor Severable Improvements: (A) all assets now existing or hereafter arising, that are upstream (that is, are not located in the production process for refined products between the storage tanks constituting Property and the truck rack) of the Property constituting storage tanks, (B) all storage tanks that hold only Proprietary Additives, and (C) any new storage tank (that is not a replacement of Property damaged in a casualty event), that is connected to the truck rack and does not exist on the date hereof, and that is built to enable increased volumes of products, or the storage and distribution of refined products that are new or different than prior products, through the truck rack in conjunction with increased or changed capabilities of Lessee’s Shreveport, Louisiana refinery facilities.

(c)	For purposes hereof, “truck rack” shall mean the assets described under the heading “Truck Rack (Group #3)” on Exhibit A.

(d)	Notwithstanding the foregoing, this Section 23 shall not obviate or reduce any Lessee obligations set forth in Section 5 of the MLA.

[Signature Page Follows]

Property Schedule No. 1 (02/21)	Page 8

IN WITNESS WHEREOF, the parties hereto have executed or caused this Property Schedule No. 1 to be duly executed by their respective duly authorized officers as of the date first above written.

Calumet Shreveport Refining, LLC

By: Calumet Refining, LLC, its sole member
By: Calumet Operating, LLC, its sole member
By: Calumet Specialty Products Partners, L.P., its sole member
By: Calumet GP, LLC, its general partner

By:	/s/ Todd Borgmann
Print Name:	Todd Borgmann
Print Title:	Senior Vice President & Chief Financial Officer

THIS LEASE IS EXECUTED AND ACCEPTED BY LESSOR on this 12th day of February 2021.

STONEBRIAR COMMERCIAL FINANCE LLC

By:	Harrison P. Smith
Name:	Harrison P. Smith
Title:	Vice President

Property Schedule No. 1 (02/21)	Page 9